Filed Pursuant to Rule 433

Registration No. 333-193070

Term Sheet dated February 10, 2015

3.250% Senior Notes due 2018

Issuer:	Ally Financial Inc. (“Ally”)

Expected Ratings:	BB+ / BB+ (S&P/Fitch)

Title of Securities:	3.250% Senior Notes due 2018 (the “Notes”)

Legal Format:	SEC Registered

Trade Date:	February 10, 2015

Settlement Date:	February 13, 2015 (T+3)

Final Maturity Date:	February 13, 2018

Aggregate Principal Amount:	$600,000,000

Gross Proceeds:	$595,764,000

Underwriting Discount:	0.700%

Net Proceeds to Ally before Estimated Expenses:	$591,564,000

Coupon:	3.250%

Issue Price:	99.294%

Benchmark Treasury:	0.875% due January 15, 2018

Benchmark Treasury Yield:	1.033%

Spread to Benchmark Treasury:	246.7 bps

Yield to Maturity:	3.500%

Interest Payment Dates:	Semi-annually, in arrears on February 13 and August 13 of each year, until maturity, commencing August 13, 2015

Optional Redemption:	None

Day Count Convention:	30/360; Unadjusted, Following Business Day convention

Business Days:	New York

CUSIP/ISIN Numbers:	CUSIP: 02005N AX8
ISIN: US02005NAX84

Joint Book-Running Managers:	Citigroup Global Markets Inc. Goldman, Sachs & Co. Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC

Co-Managers:

Credit Agricole Securities (USA) Inc.

Lloyds Securities Inc.

PNC Capital Markets LLC

Scotia Capital (USA) Inc.

U.S. Bancorp Investments, Inc.

CAVU Securities, LLC

Great Pacific Securities

Siebert Brandford Shank & Co., L.L.C.

Telsey Advisory Group LLC

The Williams Capital Group, L.P.

Denominations:	$2,000 x $1,000

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (including a prospectus and related preliminary prospectus supplement for the offering) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement, the accompanying prospectus in that registration statement and the other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Goldman, Sachs & Co. toll-free at 1-866-471-2526, emailing Merrill Lynch, Pierce, Fenner & Smith Incorporated at dg.prospectus_requests@baml.com or calling Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.

This communication should be read in conjunction with the preliminary prospectus supplement and the accompanying prospectus. The information in this communication supersedes the information in the preliminary prospectus supplement and the accompanying prospectus to the extent it is inconsistent with the information in such preliminary prospectus supplement or the accompanying prospectus.

Term Sheet dated February 10, 2015

4.125% Senior Notes due 2022

Issuer:	Ally Financial Inc. (“Ally”)

Expected Ratings:	BB+ / BB+ (S&P/Fitch)

Title of Securities:	4.125% Senior Notes due 2022 (the “Notes”)

Legal Format:	SEC Registered

Trade Date:	February 10, 2015

Settlement Date:	February 13, 2015 (T+3)

Final Maturity Date:	February 13, 2022

Aggregate Principal Amount:	$650,000,000

Gross Proceeds:	$640,289,000

Underwriting Discount:	0.900%

Net Proceeds to Ally before Estimated Expenses:	$634,439,000

Coupon:	4.125%

Issue Price:	98.506%

Benchmark Treasury:	1.500% due January 31, 2022

Benchmark Treasury Yield:	1.819%

Spread to Benchmark Treasury:	255.6 bps

Yield to Maturity:	4.375%

Interest Payment Dates:	Semi-annually, in arrears on February 13 and August 13 of each year, until maturity, commencing August 13, 2015

Optional Redemption:	None

Day Count Convention:	30/360; Unadjusted, Following Business Day convention

Business Days:	New York

CUSIP/ISIN Numbers:	CUSIP: 02005N AY6
ISIN: US02005NAY67

Joint Book-Running Managers:	Citigroup Global Markets Inc. Goldman, Sachs & Co. Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC

Co-Managers:

Credit Agricole Securities (USA) Inc.

Lloyds Securities Inc.

PNC Capital Markets LLC

Scotia Capital (USA) Inc.

U.S. Bancorp Investments, Inc.

CAVU Securities, LLC

Great Pacific Securities

Siebert Brandford Shank & Co., L.L.C.

Telsey Advisory Group LLC

The Williams Capital Group, L.P.

Denominations:	$2,000 x $1,000

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (including a prospectus and related preliminary prospectus supplement for the offering) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement, the accompanying prospectus in that registration statement and the other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Goldman, Sachs & Co. toll-free at 1-866-471-2526, emailing Merrill Lynch, Pierce, Fenner & Smith Incorporated at dg.prospectus_requests@baml.com or calling Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.

This communication should be read in conjunction with the preliminary prospectus supplement and the accompanying prospectus. The information in this communication supersedes the information in the preliminary prospectus supplement and the accompanying prospectus to the extent it is inconsistent with the information in such preliminary prospectus supplement or the accompanying prospectus.